Exhibit 99.1

JoS. A. Bank Clothiers Plans 46 New Stores in the Second Half; At Least 25 New Stores Opening in the Third Quarter

    HAMPSTEAD, Md.--(BUSINESS WIRE)--Aug. 25, 2005--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market:JOSB) announces that it plans to open approximately 46 new stores in the second half of fiscal 2005, including at least 25 stores in the third quarter. With these additional new stores, the Company will achieve the opening of 60 new stores in fiscal 2005. The Company plans to grow the chain to approximately 500 stores over the next three to four years.
    "With our strong sales trends and continued profit growth, we are very encouraged as we execute our plan to become the dominant menswear brand in the United States," stated Robert N. Wildrick, Chief
Executive Officer of JoS. A. Bank Clothiers, Inc.
    The most recent stores have been opened in the following locations in the third quarter:

    --  Arlington Town Center in Arlington Heights, IL

    --  Shoppes at College Hills in Normal, IL

    --  Waterford Commons in Waterford, CT

    --  Abercorn Walk in Savannah, GA

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 287 stores in 38 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.


    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
             or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA 800-377-9893 info@rjfalkner.com

             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com


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